 Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.southernfirst.com

Southern First Reports Results for Second Quarter of 2009

Greenville, SC, July 21, 2009 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the second quarter of 2009 was $355 thousand compared to $862 thousand for the second quarter of 2008.  The $507 thousand lower net income in the second quarter of 2009 compared to the same period in 2008 is primarily due to a $300 thousand special assessment related to FDIC insurance and a $275 thousand increase in the provision for loan losses.

Net income for the six months ended June 30, 2009 was $843 thousand compared to net income of $1.6 million for the first six months in 2008.

“The economic recession and difficult banking environment continue to negatively impact our company’s earnings,” stated Art Seaver the company’s CEO. “Despite higher credit costs and absorbing an additional $500 thousand in FDIC insurance premiums, our company generated $843 thousand in earnings for the first six months and made significant progress on our strategic goals of maintaining strong capital ratios, managing credit risk, and growing retail deposits. In addition, the combination of margin expansion and a 36% increase in noninterest income strengthened the core earnings of our company.”

During the first six months of 2009, all regulatory capital ratios have increased as a result of current year earnings and the company’s $17.3 million participation in the TARP Capital Purchase Program. With an equity-to-assets ratio of 7.37% and a total risk-based capital ratio of 12.8%, the company’s capital ratios far exceed the regulatory requirements for a “well capitalized” institution.

“The company’s intense focus on credit risk has been rewarded as nonperforming assets and past due loans declined for the quarter,” commented Seaver. The company’s nonperforming assets to total assets ratio declined slightly for the quarter to 1.77%; however, it remains elevated from the 1.42% ratio at December 31, 2008. Nonperforming assets at June 30, 2009 consisted of $8.7 million of nonperforming loans and $4.5 million of other real estate owned. During the first six months of 2009, the company increased its provision for loan losses to $1.7 million compared to $1.3 million during the first six months of 2008. The company’s reserve for loan losses increased to $7.7 million or 1.36% of loans at June 30, 2009.

Deposits have increased $26.6 million during the first six months of 2009, representing an annualized growth rate of 11.3%. The opening of two retail branch offices in 2008 has expanded the retail presence of the company in both the Greenville and Columbia markets and resulted in strong momentum in new account activity. During the first six months of 2009, the number of new transaction accounts is 18.9% greater than new accounts opened during the first six months of 2008. This activity enabled the company to reduce higher costing certificates of deposit and contributed to the improvement in net interest margin.

Our net interest margin was 2.91% for the second quarter of 2009, a slight increase from the 2.88% margin for the second quarter of 2008, and a 19 basis point improvement from the 2.72% margin for the first quarter of 2009.  Our margin has continued to improve during each month of 2009, due primarily to our certificates of deposit which are repricing down to the current market rates.  In addition, our noninterest income has increased $144 thousand in the second quarter of 2009 to $519 thousand compared to $375 thousand for the same period in 2008.  The 38.4% increase is primarily due to additional income related to loan origination fees and service charges on deposit accounts.  For the first six months of 2009, noninterest income increased $247 thousand to $933 thousand compared to $686 thousand for the first six months of 2008.

Total assets were $743.1 million at June 30, 2009, a 6.5% increase over total assets of $697.9 million at June 30, 2008. Total loans were $569.4 million as of June 30, 2009, a 4.2% increase over the same period of 2008.  Total assets increased 7.2% since December 31, 2008, primarily a result of an increase in our cash and investment portfolio of $43.2 million. During the same period, our deposits increased $26.6 million, our borrowings increased $3.8 million and our capital increased $19.5 million.

The Company’s book value per common share was $14.33 as of June 30, 2009, while the closing stock price on that day was $6.99 per share.

SUMMARY CONSOLIDATED FINANCIAL DATA

 Our summary consolidated financial data as of and for the three and six months ended June 30, 2009 and 2008 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(Dollars in thousands, except per share data)
Summary Results of Operations Data:
Interest income	$9,081	$10,304	$17,977	$20,646
Interest expense	4,162	5,525	8,597	11,474
Net interest income	4,919	4,779	9,380	9,172
Provision for loan losses	975	700	1,725	1,300

Net interest income after provision for loan losses	3,944	4,079	7,655	7,872
Noninterest income	519	375	933	686
Noninterest expense	3,964	3,186	7,393	6,172
Income before taxes	499	1,268	1,195	2,386
Income tax expense (benefit)	144	406	352	778
Net income	355	862	843	1,608
Preferred stock dividend to be paid	216	-	294	-
Dividend accretion	127	-	170	-
Net income available to common shareholders	$12	$862	$379	$1,608

Per Share Data:
Net income per common share, basic	$0.00	$0.29	$0.12	$0.54
Net income per common share, diluted	$0.00	$0.27	$0.12	$0.50
Common book value per share	$14.33	$12.90	$14.33	$12.90
Weighted average common shares outstanding:
Basic	3,045	2,988	3,045	2,976
Diluted	3,046	3,185	3,050	3,185
Performance Ratios:
Return on average assets (1)	0.20%	0.50%	0.24%	0.48%
Return on average equity (1)	2.42%	8.77%	3.24%	8.19%
Net interest margin (tax-equivalent) (1)	2.91%	2.88%	2.82%	2.85%
Efficiency ratio (2)	72.90%	61.82%	71.69%	62.61%
Growth Ratios and Other Data:
Percentage change in net income available to common share
shareholders from the same period of the previous year	(83.83)%	14.71%	(65.88)%	(5.91)%
Percentage change in diluted net income per common
share from the same period of the previous year	(100.00)%	17.39%	(76.00)%	(5.66)%

______________________________

(1)  Annualized for the three and six month periods.

(2)  Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At June 30,		At December 31,
	2009	2008	2008
	(Dollars in thousands)
Summary Balance Sheet Data:
Assets	$743,072	$697,864	$692,979
Federal Funds Sold	30,281	27,630	8,800
Investment securities	102,552	95,489	85,412
Loans (2)	569,423	546,537	566,607
Allowance for loan losses	7,739	6,463	7,005
Deposits	496,147	482,946	469,537
Other borrowings	168,496	157,700	164,675
Junior subordinated debentures	13,403	13,403	13,403
Shareholders’ equity	59,314	38,664	39,786
Asset Quality Ratios:
Nonperforming loans, past due and restructured
loans to total loans (2)	2.31%	0.94%	1.73%
Nonperforming assets, past due and restructured
loans to total assets	1.77%	0.74%	1.42%
Net charge-offs year to date to average total loans (1)(2)	0.35%	0.22%	0.35%
Allowance for loan losses to nonperforming loans	89.10%	210.33%	91.00%
Allowance for loan losses to total loans (2)	1.36%	1.18%	1.24%
Capital Ratios:
Average equity to average assets	7.37%	5.88%	5.73%
Leverage ratio	10.00%	7.70%	7.70%
Tier 1 risk-based capital ratio	11.60%	9.40%	9.20%
Total risk-based capital ratio	12.80%	10.50%	10.40%
Growth Ratios and Other Data:
Percentage change in assets from prior year	6.48%
Percentage change in net loans from prior year (2)	4.00%
Percentage change in deposits from prior year	2.73%
Percentage change in equity from prior year	53.41%
Loans to deposits ratio (2)	114.77%

(1)  Annualized for the six month periods.

(2)  Includes nonperforming loans.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses, excessive loan losses and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.